Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan and the 2013 Employee Stock Purchase Plan of Nimble Storage, Inc. of our reports dated March 31, 2016, with respect to the consolidated financial statements of Nimble Storage, Inc. and the effectiveness of internal control over financial reporting of Nimble Storage, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

March 31, 2016